                                                                  EXHIBIT 10.5.1



                        TRANSPORTATION SERVICES AGREEMENT

                               DATED JULY 1, 1998

                                 BY AND BETWEEN

                       USX CORPORATION - U. S. STEEL GROUP

                                       AND

                                 TRANSTAR, INC.

                        TRANSPORTATION SERVICES AGREEMENT
                   BETWEEN USX CORPORATION - U. S. STEEL GROUP
                                       AND
                                 TRANSTAR, INC.
                                      INDEX

Section                                           Title                                              Page
-------                                           -----                                              ----
1                SCOPE                                                                                 2
2                TERM                                                                                  3
3                ADDITIONAL TERM                                                                       3
4                INTENT OF AGREEMENT                                                                   4
5                EXISTING CONTRACTS                                                                    5
6                RATES, TERMS AND/OR CONDITIONS FOR SERVICE                                            6
6(a)             Rail Service by Sole Service Carriers                                                 6
6(b)             Single-Line Bessemer Service                                                          7
6(c)             In-Plant Rail Switching Service                                                       8
6(d)             In-Plant Rubber Tire Service                                                          9
6(e)             Miscellaneous In-Plant Services                                                       9
6(f)             WGN                                                                                  10
6(g)             Mobile River                                                                         12
6(h)             Adjustments to Initial Base Rates, Terms and Conditions and Base Rates, Terms        15
                 and Conditions on Single-Line and Joint-Line Switching and Single-Line
                 Line-Haul Service
6(i)             Adjustments to Joint-Line Rates                                                      19
6(j)             Car Hire Adjustments to Rail Earnings                                                22
6(k)             Regulatory Change                                                                    22
6(l)             Drafting                                                                             22
6(m)             Determination of Competitive Rates Under Certain Circumstances                       23

Section                                           Title                                              Page
-------                                           -----                                              ----
7                TRANSPORTATION COMMITMENTS                                                           23
7(a)             Rail Service by Sole Service Carriers                                                23
7(b)             Bessemer                                                                             24
7(c)             In-Plant Rail Switching Service                                                      25
7(d)             In-Plant Rubber Tire Service                                                         27
7(e)             Miscellaneous In-Plant Services                                                      27
7(f)             WGN                                                                                  27
7(g)             Mobile River                                                                         28
7(h)             Bid Terms                                                                            29
8                SERVICE LEVELS                                                                       30
9                MAINTENANCE OF TRANSPORTATION ASSETS                                                 31
10               MAINTENANCE OF INTERCHANGES                                                          33
11               AUDIT                                                                                33
12               LIQUIDATED DAMAGES                                                                   34
13               SEVERABILITY                                                                         36
14               INEQUITIES                                                                           36
15               MEDIATION                                                                            37
16               ARBITRATION                                                                          38
17               ASSIGNMENT                                                                           40
18               NOTICES                                                                              41
19               LAW GOVERNING                                                                        42
20               NON-OPERATING FACILITIES                                                             42
21               RELATIONSHIP OF PARTIES                                                              43
22               INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES                                           43
23               ENTIRETY OF AGREEMENT; AMENDMENTS                                                    43
24               MUTUAL RELEASE                                                                       43
25               FORCE MAJEURE                                                                        44

                        TRANSPORTATION SERVICES AGREEMENT


         This Agreement, made and concluded this 21st day of December, 1998, but effective the 1st day of July 1998, by and between USX CORPORATION - U. S. STEEL GROUP (hereinafter "USS"), a Delaware corporation with offices at 600 Grant Street, Pittsburgh, Pennsylvania 15219, and TRANSTAR, INC. (hereinafter "Transtar"), a Delaware corporation with offices at 135 Jamison Lane, Monroeville, Pennsylvania 15146.

                              W I T N E S S E T H:

         WHEREAS, Transtar is the shareholder of certain transportation operating companies including the Duluth, Missabe and Iron Range Railway Company (hereinafter "DMIR"), the Elgin, Joliet and Eastern Railway Company (hereinafter "EJ&E"), the Bessemer and Lake Erie Railroad Company (hereinafter "Bessemer"), Union Railroad Company (hereinafter "Union"), McKeesport Connecting Railroad Company (hereinafter "McKeesport"), Birmingham Southern Railroad Company (hereinafter "Birmingham Southern") and its subsidiary Fairfield Southern Company, Inc. (hereinafter "Fairfield Southern"), Warrior and Gulf Navigation Company (hereinafter "WGN") and its subsidiary Mobile River Terminal Company (hereinafter "Mobile River" and collectively the "Transtar Units"); and

         WHEREAS, USS and Transtar are parties to a Transportation Services Agreement dated December 28, 1988 (hereinafter the "1988 TSA"); and

         WHEREAS, USS and Transtar desire to enter into a new Transportation Services Agreement to set forth the terms of a commercial business relationship between USS and the Transtar Units and to replace the 1988 TSA;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the mutual agreements herein contained, hereby agree as follows:

         1. SCOPE. This Agreement sets forth the understanding of the parties concerning transportation and transportation-related services to be provided to USS by Transtar Units. More specific transportation contracts, tariffs, purchase orders or other agreements may be executed, issued and/or published by USS and the individual Transtar Units in order to implement this Agreement. To the extent required by law, such individual agreements shall be filed with the Surface Transportation Board ("STB") and/or the appropriate state agency.

         This Agreement also sets forth the respective rights and obligations of USS and Transtar concerning regulated rail service at certain non-operating facilities as described in Section 20.

         2. TERM. This Agreement shall become effective on July 1, 1998 and shall remain in effect through December 31, 2004 ("Initial Term"). At the end of the Initial Term of this Agreement or at the end of the Additional Term established in Section 3 herein, if any of the services previously performed by any Transtar Unit pursuant to this Agreement are subject to competitive bidding, the Transtar Unit shall be offered an opportunity to participate in any competitive bidding for such services.

         3. ADDITIONAL TERM. Following the expiration of the Initial Term of this Agreement, all of its terms and/or conditions, insofar as they apply to the service referenced in Sections 6(a) and 7(a), and insofar as they apply to service referenced in Sections 6(c) and 7(c) which is provided on track owned by a Transtar Unit, shall continue to apply to the Union, McKeesport, EJ&E, DMIR and Birmingham Southern (hereinafter "Sole Service Carriers"). If during the Additional Term, a non-Transtar rail carrier obtains access to the USS Mon Valley Works, USS Clairton Works, Gary Works, Minntac, the Camp-Hill Corporation facility, or Fairfield Works (hereinafter "USS Facilities"), USS shall have the option of canceling this Agreement, in whole or in part, insofar as it applies to the service referenced in Sections 6(a), 6(c), 7(a) and 7(c) herein which is provided by the Sole

Service Carrier at the facility so accessed. If during the Additional Term, USS purchases or otherwise obtains railroad track from a Transtar Unit on which service referenced in Sections 6(c) and 7(c) is provided, then USS shall have the option of canceling this Agreement, in whole or in part, insofar as it applies to the service provided on such track.

         During the Initial Term or the Additional Term, USS shall not take any action which would in any way, either directly or indirectly, encourage any non-Transtar rail carrier to attempt to obtain access to any of the USS Facilities or which would in any way assist and/or support any such rail carrier in any efforts to obtain such access; provided, however, that, during the Additional Term, USS may request non-binding mediation pursuant to Section 15 and/or request that an arbitrator, pursuant to the provisions set forth in
Section 16 herein, determine whether it is reasonable and equitable for USS to seek competitive access, under the facts, circumstances and the regulatory and competitive conditions in effect at that time, at the USS Facility where USS seeks competitive access.

         4. INTENT OF AGREEMENT. The parties hereto intend that they shall mutually benefit from the rates, terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said rates, terms, conditions and provisions. In addition, the parties hereto agree and intend that the rates, terms and conditions (including, but not limited to, payment and drafting terms) in effect as of the effective date of this Agreement shall continue in effect except as modified by this or other agreements of the parties and that no party to this Agreement shall seek to change rates, terms and conditions through the arbitration procedures set forth in Section 16 hereof, unless there is a material change in existing facts and circumstances that causes the party seeking such change to suffer a gross inequity. This Agreement, and all agreements implementing this Agreement, shall be administered and interpreted in order to fulfill the intent stated in this Section 4. Any arbitrator considering disputes pursuant to Section 16 hereof shall render a decision which fulfills the intent stated in this Section 4.

         5. EXISTING CONTRACTS. All existing contracts, purchase orders and other agreements between USS and the Transtar Units shall remain in effect for the terms stated therein. To the extent that any conflict exists between Sections 6 or 7 of this Agreement and the rate or service provisions of any such contract, purchase order or other agreement, the terms of this Agreement shall supersede and take precedence, provided, however, that every reasonable effort shall be made to construe such provisions consistently, and that nothing contained in this Agreement shall be construed or implemented to shorten the term of any such contract, purchase order or other agreement.

         6. RATES, TERMS AND/OR CONDITIONS FOR SERVICE.

                    (a) Rail Service by Sole Service Carriers. Initial Base Rates, terms and/or conditions for all Sole Service Carrier services shall be those in effect in contracts, tariffs or other agreements as of the effective date of this Agreement. The rates between USS and Sole Service Carriers set forth in Exhibits I and III attached to this Agreement (including single-line and joint-line switching and single-line and joint-line line-haul services) together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established.

            Initial Base Rates and Base Rates for single-line and joint-line switching and single-line line-haul service shall be adjusted annually to be effective January 1, 1999 and each January 1 thereafter in accordance with the procedures set forth in Section 6(h) herein. Joint-line Initial Base Rates and joint-line Base Rates shall be adjusted in accordance with the procedures set forth in Section 6(i) herein.

        (b) Single Line Bessemer Service. Initial Base Rates, terms and/or conditions for services shall be those in effect in contracts, tariffs or other agreements as of the effective date of this Agreement. The rates between USS and Bessemer set forth in Exhibit II shall be referred to herein as "Initial Base Rates." During the Initial Term of this Agreement, any changes, modifications, additions and/or deletions to the terms and/or conditions for the rail single line service provided by Bessemer under this Agreement, shall be negotiated in good faith by the parties and upon agreement implemented either through tariffs, contracts or other agreements. Prior to December 1, 1998 and each December 1 thereafter through December 1, 2003, USS and Bessemer shall in good faith negotiate revised rates which shall be competitive with rates available to USS at that time from viable competitors of the Bessemer capable of offering the same or substantially similar services and volumes to USS. In the event the parties fail to reach agreement by December 1, the preceding year's rates will be used in the interim until agreement is reached. Either party shall have the right to request non-binding mediation pursuant to Section 15 and invoke the arbitration procedures set forth in Section 16 herein and request that the appropriate competitive rates for the succeeding year be determined through those procedures. Any interim rates will be revised retroactively to whatever rates were agreed upon in non-binding mediation or were determined through the arbitration procedures set forth in Section 16. If USS advises Bessemer that any third party buying unloading and/or storage services at Conneaut is permitted by contract to pass on Bessemer charges for such services to USS, then Bessemer charges to such third party shall not exceed the charges and conditions including payment terms, excluding drafting, which would have applied if USS had purchased the service directly. Such tonnage will be considered as USS tons in meeting the volume commitment in Section 7(b).

         (c) In-Plant Rail Switching Service. Initial Base Rates, terms and/or conditions for in-plant rail switching services shall be those in effect in contracts, tariffs or other agreements as of the effective date of this Agreement. The in-plant rail switching rates between USS and Union, EJ&E, Birmingham Southern, Fairfield Southern, and McKeesport (hereinafter "In-Plant Rail Switching Service Carriers") referenced in Exhibit III together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established. Unless otherwise agreed by the parties, the Base RCAF-U for any such Base Rate shall be the most recent RCAF-U published prior to agreement upon the Base Rate.

                    Initial Base Rates and Base Rates for In-Plant Rail Switching Carriers shall be adjusted annually to be effective January 1, 1999 and each January 1 thereafter in accordance with the procedures set forth in
Section 6(h) herein.

                    Existing in-plant rail switching services provided by USS plant personnel and Transtar Units are identified on the attached Exhibit IV.

         (d) In-Plant Rubber Tire Service. The in-plant rubber tire services identified on Exhibit V shall be provided pursuant to the terms and conditions of the purchase orders or other agreements in effect as of the effective date of this Agreement. Upon the expiration of any such purchase order or agreement, USS shall have the option to subject the rubber tire service involved to competitive bidding; provided, however, that Transtar Units shall be offered an opportunity to participate in any competitive bidding of such services.

         (e) Miscellaneous In-Plant Services. During the Initial Term of this Agreement, USS shall have the option to subject all or any such services as set forth in Exhibit VI to competitive bidding; provided, however, that Transtar Units shall be offered an opportunity to participate in any competitive bidding for the services set forth in Exhibit VI and any additional transportation and transportation related services required by USS.

         (f) WGN. Rates between USS and WGN set forth in Exhibits VII and VIII together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established. Initial Base Rates as adjusted and, unless otherwise agreed by the parties, Base Rates as adjusted, shall be subject to the Fuel Cost Adjustment set forth in Exhibit IX. Upon request for any new service required by USS, WGN shall offer rates, terms and/or conditions which are competitive with the rates, terms and/or conditions offered by viable competing water carriers or stevedores for similar services in the same geographic area. Base Rates for commodities other than iron ore, iron ore pellets and coke shall be established by mutual agreement of the parties and, failing such agreement, by the dispute resolution procedures set forth in Sections 15 and 16 of this Agreement. Prior to December 1, 1999 and each December 1 thereafter through December 1, 2003, USS and WGN shall in good faith negotiate adjusted Initial Base Rates and adjusted Base

Rates which shall be competitive with rates available to USS at that time from viable competitors of WGN capable of offering the same or substantially similar services and volumes to USS. In the event the parties fail to reach agreement by December 1 on adjusted Initial Base Rates or adjusted Base Rates, the preceding year's rates will be used as interim rates. If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates set forth in Exhibit VIII, such Initial Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the October 1998 Producer Price Index All Commodities Unadjusted ("PPI-U") and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the adjusted Initial Base Rate shall never fall below the originally established level.

                    If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Base Rates, Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the PPI-U published immediately prior to the effective date of the Base Rate and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the adjusted Base Rate shall never fall below the originally established level.

                    Neither party shall have the right to request non-binding mediation pursuant to Section 15 and invoke the arbitration procedures set forth in Section 16 to request that an adjusted Initial Base Rate or adjusted Base Rate be agreed upon or determined through these procedures unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Initial Base Rate or the adjusted Base Rate. In no event shall the dispute resolution procedures result in the adjusted Initial Base Rate ever falling below the Initial Base Rate or the adjusted Base Rate ever falling below the originally established Base Rate. Any interim rates will be revised retroactively to whatever rates were agreed upon through non-binding mediation or were determined through the dispute resolution procedures set forth in
Section 16.

         (g) Mobile River. Rates between USS and Mobile River set forth in
Exhibit X together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established. Upon request for any new service required by USS, Mobile River shall offer stevedoring rates, terms and/or conditions competitive with those offered by similar facilities for similar service in the same geographic area. Base Rates for commodities other than iron ore, iron ore pellets and coke shall be established by mutual agreement of the parties and, failing such agreement, by the dispute resolution procedures set forth in Sections 15 and 16 of this Agreement. Prior to December 1, 1998 and each December 1 thereafter through December 1, 2003, USS and Mobile River shall in good faith negotiate adjusted Initial Base Rates and adjusted Base Rates which shall be competitive with rates available to USS at that time from viable competitors of Mobile River capable of offering the same or substantially similar services and volumes to USS in the Mobile area. In the event the parties fail to reach agreement by December 1 on adjusted Initial Base Rates or adjusted Base Rates, the preceding year's rates will be used as interim rates. If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates set forth in
Exhibit X, such Initial Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the October 1997 Producer Price Index All Commodities Unadjusted ("PPI-U") and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the adjusted Initial Base Rate shall never fall below the originally established level. If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Base Rates, Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the PPI-U published immediately prior to the effective date of the Base Rate and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the adjusted Base Rate shall never fall below the originally established level.

                    If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Base Rates, Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the PPI-U published immediately prior to the effective date of the Base Rate and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the adjusted Base Rate shall never fall below the originally established level.

                    Neither party shall have the right to request non-binding mediation pursuant to Section 15 and invoke the arbitration procedures set forth in Section 16 to request that an adjusted Initial Base Rate or Base Rate be agreed upon or determined through these procedures unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Initial Base Rate or the adjusted Base Rate. In no event shall the dispute resolution procedures result in the adjusted Initial Base Rate ever falling below the Initial Base Rate or the adjusted Base Rate ever falling below the originally established Base Rate. Any interim rates will be revised retroactively to whatever rates were agreed upon through non-binding mediation or were determined through the dispute resolution procedures set forth in
Section 16.

                    If USS advises Mobile River that any third party buying unloading and/or storage services at Mobile River is permitted by contract to pass on Mobile River charges for such service to USS, then Mobile River charges to such third party shall not exceed the charges and conditions including payment terms, excluding drafting, which would have applied if USS had purchased the service directly. Such tonnage will be considered as USS tons in meeting the volume commitments in Section 7(g).

         (h) Adjustments to Initial Base Rates, Terms and Conditions and Base Rates, Terms and Conditions on Single-Line and Joint-Line Switching and Single-Line Line-Haul Service. The Initial Base Rates and Base Rates for single-line and joint-line switching and single-line line-haul service for Sole Service Carrier and Fairfield Southern services shall be adjusted annually, to be effective January 1, 1999 and each January 1 thereafter. Such adjustments, as well as any other increases, decreases, changes, modifications, additions and/or deletions to Initial Base Rates, terms and/or conditions and Base Rates, terms and/or conditions for any such rail service during the Initial or any Additional Term shall be negotiated in good faith by the parties and upon agreement implemented either through tariffs, contracts or other agreements. If, after good faith negotiation during the Initial Term the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates and Base Rates, then (1) the Initial Base Rates shall be adjusted up or down by eighty percent (80%) of the amount of the percentage change between the 4th quarter 1997 Rail Cost Adjustment Factor, unadjusted for productivity ("RCAF-U") of 1.00, as rebased by the STB and published in Ex Parte No. 290 (Sub No. 5) (98-1) Table A decided on or about December 12, 1997 ("Base RCAF-U") and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Initial Base Rate , provided however, that the adjusted Initial Base Rate shall never fall below the Initial Base Rate and (2) the Base Rates shall be adjusted up or down by eighty percent (80%) of the amount of the percentage change between the most recent RCAF-U published prior to the time that the Base Rate was established and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the adjusted Base Rate shall never fall below its original established level. (See examples in Exhibits XVIII and XIX attached to this Agreement.)

                    At the end of the Initial Term, Transtar shall elect whether to apply the maximum cumulative allowable rate adjustment to any rate in effect on December 31, 2004 to be adjusted and to become effective January 1, 2005.

                    If after good faith negotiations during the Additional Term of this Agreement, the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates and the Base Rates, then (1) the Initial Base Rates and adjusted Initial Base Rates in effect prior to January 1, 2005 shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the 4th quarter 2003 Rail Cost Adjustment Factor ("RCAF-U") as published by the STB ("Base RCAF-U") and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the Initial Base Rate and adjusted Initial Base Rate shall never fall below their January 1, 2004 level and (2) the Base Rates and adjusted Base Rates established prior to January 1, 2005 shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the 4th Quarter 2003 RCAF-U and the most recent 4th Quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the Base Rate and adjusted Base Rate shall never fall below their most recent level prior to

January 1, 2005 and (3) any Base Rates established during the Additional Term of this Agreement shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the most recent RCAF-U published prior to the time that the Base Rate was established and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided, however, that such adjusted Base Rate shall never fall below its originally established level. Such adjusted Initial Base Rates and adjusted Base Rates shall be implemented effective each January 1 for the ensuing year.

                     Neither party shall have the right to invoke the dispute resolution procedures set forth in Sections 15 and 16 to request an appropriate rate adjustment be determined through these procedures, unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Initial Base Rate or the adjusted Base Rate. In no event during the Initial Term of this Agreement shall the dispute resolution procedures result in the adjusted Initial Base Rate ever falling below the Initial Base Rate or the adjusted Base Rate ever falling below its original established level. In no event during the Additional Term of this Agreement shall the dispute resolution procedures result in the Initial Base Rate and the adjusted Initial Base Rate ever falling below the January 1, 2004 level, the Base Rate and adjusted Base Rate in effect on January 1, 2005 ever falling below their January 1, 2005 level and the Base Rate and adjusted Base Rate established during the Additional Term ever falling below their originally established level. During the Initial and Additional Term of this Agreement, per car rates reflected in this Agreement for single-line and/or in-plant coke movements may be adjusted upward proportionally to the increase in car carrying capacity or cube size whenever such car carrying capacity or cube size increases by more than 5%. During the Additional Term, such adjustments may be sought for movement of any other commodities but may be implemented if mutually agreed upon by the parties or, failing such agreement, pursuant to the dispute resolution procedures set forth in Sections 15 and 16 of this Agreement. Any arbitrator considering a request for such an adjustment shall attempt to follow prevailing practice in the rail industry.

                  (i) Adjustments to Joint-Line Rates. Sole Service Carrier earnings on existing joint line rates may be adjusted up or down by an amount not to exceed the same percentage increase or decrease as implemented by the trunk line for its portion of earnings on the through rate, provided the Sole Service Carrier's earnings shall never fall below its earnings under the joint-line Initial Base Rate as may be adjusted as set forth in Section 6(j) and provided Sole Service Carrier's earnings shall never fall below its earnings under the originally established joint-line Base Rates as may be adjusted as set forth in Section 6(j). The dollar amount of Sole Service Carrier earnings shall equal the dollar amount of its earnings under the joint-line Initial Base Rate or the joint-line Base Rate, as may be adjusted as set forth in Section 6(j), while the adjusted Initial Base Rate is equal to or lower than the joint-line Initial Base Rate or the adjusted Base Rate is equal to or lower than the originally established joint-line Base Rate. Once the adjusted rate exceeds the Initial Base Rate or Base Rate, Sole Service Carrier earnings shall be the same percentage of the adjusted joint-line Initial Base Rate or the adjusted joint-line Base Rate as Sole Service Carrier percentage under the Initial Base Rate or the originally established Base Rate except as may be adjusted as set forth in Section 6(j). (See examples in Exhibits XX and XXI attached to this Agreement.) If there is more than one other line-haul carrier included in the joint rate with the Sole Service Carrier, Sole Service Carrier earnings may be adjusted by an amount not to exceed the weighted average percentage of the other participating carriers. With respect to new joint line rates, Sole Service Carriers shall not seek requirements that are higher than earnings on existing rates for movements of the same commodities from the same or a comparable junction point to the same or comparable destination in similar quantities and equipment. USS shall have the right to audit Sole Service Carrier records to ensure compliance with this provision, provided however, such audit shall be conducted by an independent auditor to be nominated by USS, subject to written approval by the Transtar Unit to be audited, which approval shall not be unreasonably withheld. The auditor shall only certify to USS whether Sole Service Carrier was in compliance and shall keep all information confidential. Sole Service Carriers shall notify USS whenever a division of a joint-line rate deviates from the percentage division in effect at the time the Initial Base Rate or Base Rate was established. Transtar and Sole Service Carriers hereby consent to USS requesting, and trunk line carriers advising, only whether the division has changed or whether the Transtar Unit has priced its division on a new movement in accordance with existing rates for movement of the same commodities from the same or a comparable junction point to the same or comparable destination in similar quantities and equipment. Under no circumstances do Transtar or the Sole Service Carriers consent to the trunk lines disclosing the amount or the percentage of the divisions or of USS requesting the same.

                    (j) Car Hire Adjustments to Rail Earnings. With respect to Sole Service Carriers earnings for services specified in this Agreement, Transtar shall have the right to make adjustments as necessary for increases in cost of rail cars forced upon Transtar or Transtar Units by others pursuant to car hire deprescription or revisions to Car Hire Rules or Car Service Regulations. Transtar shall provide USS with reasonable supporting documentation for any adjustment pursuant to this Section at the time such adjustment is proposed.

                    (k) Regulatory Change. Any new laws and/or regulations which become effective during the Initial Term or Additional Term of this Agreement, which place new obligations on Transtar rail or barge carriers, including, but not limited to, obligations with respect to competitive access and/or obligations to quote segments of joint line movements, and which apply to rail and/or barge service provided to USS' competitors, shall be applicable to service provided hereunder.

                    (l) Drafting. Drafting procedures applicable to shipments via Transtar Units to and from USS may be modified, as desired by USS, acting in its sole discretion, in accordance with the following schedule:

                   No Earlier Than:    Transtar Unit
                   ----------------    -------------
                      7-1-2000            BLE, URR
                      7-1-2001            EJ&E
                      7-1-2002            BS, FS
                      7-1-2003            WGN, MRT
                      7-1-2004            DMIR

In those instances where drafting procedures are modified, appropriate procedures will be put into place by the parties which provide for payment within fifteen (15) days of receipt of billing.

                    (m) Determination of Competitive Rates Under Certain Circumstances. During the term of this Agreement if the combined rate of WGN, MRT and BS, as adjusted (excluding any FS rate) for transportation from Mobile to Fairfield Works is not reasonably competitive with a bona fide offer for such transportation from a viable competitor of the Transtar Units (including any mode or any transportation group offering joint service in conjunction with one or more Transtar Units) capable of providing transportation from Mobile to Fairfield Works on a sustained and continual basis, then either party may invoke the dispute resolution procedures set forth in Sections 15 and 16 to request that a competitive combined Transtar Unit rate be agreed upon or determined through these procedures.

         7. TRANSPORTATION COMMITMENTS. (a) Rail Service by Sole Service Carriers. During the Initial Term and the Additional Term of this Agreement, USS shall ship via rail Transtar Units one hundred percent (100%) of the rail traffic originating or terminating at the Clairton Works, Gary Works, Fairfield Works, Mon Valley Works and Minntac and one hundred percent (100%) of USS-controlled rail traffic originating or terminating at Camp-Hill Corporation.

         If USS does not ship one hundred percent (100%) of the coke shipments originating at Clairton Works during the Initial Term via URR, USS shall pay URR liquidated damages of $1.60 for each net ton of coke which originates at Clairton and does not move via URR during said Initial Term, provided however, such liquidated damages shall not exceed $1,920,000 in any single calendar year.

         (b) Bessemer. During each calendar year of the Initial Term of this Agreement, USS shall ship via Bessemer not less than sixty percent (60%) of the Mon Valley Works' total ore burden (regardless of source) including but not limited to blast furnace trim, iron ore and/or iron ore pellets. For the six (6) month period July 1, 1998 through December 31, 1998, calendar year 1998 shipments will be used to judge performance.

                    If USS ships less than the minimum percentage, it shall pay Bessemer liquidated damages of $2.00 GT, escalated in accordance with the provisions of Section 12 herein, for each ton less than the minimum percentage, within thirty (30) days of receipt of billing for such liquidated damages.

         (c) In-Plant Rail Switching Service. During the Initial Term and Additional Term of this Agreement, Transtar Units shall have the right to provide one hundred percent (100%) of the in-plant rail switching services identified on the attached Exhibit IV as being provided by them at the effective date of this Agreement, so long as such in-plant rail switching services are required by USS from any source provided that Transtar Units shall have the right to 100% of any new rail switching service at facilities currently served by Transtar Units that develops during the Initial Term and Additional Term of this Agreement which USS chooses not to provide or perform with their forces. USS may, at any time, in its sole discretion, choose to have such rail transportation services provided by a non-rail mode. During the Initial Term and Additional Term of this Agreement USS shall grant to Transtar a right of first refusal to provide any new or additional rail transportation services required by USS at facilities currently served by Transtar Units. Such right of first refusal shall pertain only to the rail transportation service and shall not apply to any construction of new railroad track and/or maintenance of any such track. USS shall retain, at all times, the right to subject track construction and/or track maintenance to competitive bidding. USS shall notify a Transtar Unit in writing that such service will be required and shall designate reasonable specifications required for such service. The Transtar Unit shall advise in writing within thirty (30) days of receipt of such notice if it is willing and able to provide the service in accordance with the specifications. A negative response or a failure to respond in thirty (30) days shall cause the Transtar Unit to lose its right of first refusal and permit USS to subject such service to competitive bidding. Following receipt of notice by USS that the Transtar Unit desires to provide the service, USS and the Transtar Unit shall promptly meet to negotiate, in good faith, rates for such service which are competitive with rates available to USS from third parties capable of providing such service on a continual and sustained basis with financial resources adequate to provide such services. If the parties fail to reach an Agreement within thirty (30) days of the commencement of negotiations, either party may subject the dispute to the dispute resolution procedures set forth in Sections 15 and 16 herein in order to have an appropriate competitive rate established pursuant to those procedures. USS shall retain, at all times, the right to choose, in its sole discretion, to provide rail transportation service at any new facility with its own employees.

         (d) In-Plant Rubber Tire Service. Transtar Units shall have the right to provide one hundred percent (100%) of the in-plant rubber tire services identified on the attached Exhibit V pursuant to the terms and conditions of the purchase orders or other agreements in existence on the effective date of this Agreement. Following the expiration of any existing purchase orders or other agreements, such services may be subject to competitive bid, provided, however, Transtar Units shall be permitted to participate in bidding. Transtar Units shall also be permitted to participate in bidding for new or additional rubber tire services of the nature identified in Exhibit V required by USS.

         (e) Miscellaneous In-Plant Services. Transtar Units shall be permitted to participate in bidding for miscellaneous in-plant services identified in
Exhibit VI. Transtar Units shall also be permitted to participate in bidding new or additional transportation-related in-plant services.

         (f) WGN. During each calendar year of the Initial Term of this Agreement, USS shall ship via WGN not less than ninety percent (90%) of its iron ore, iron ore pellets, and coke received from ocean vessels at Mobile for shipment to Fairfield Works. For the six (6) month period July 1, 1998 through December 31, 1998, calendar year 1998 shipments will be used to judge performance.

                    If during the Initial Term of this Agreement any significant change occurs to the type of commodity used to source Fairfield Works' iron requirements, then WGN and USS shall meet and in good faith negotiate a rate for any significant iron substitute tonnage received by ocean vessel at Mobile for transshipment to Fairfield Works. If the parties are unable to agree upon a rate, the matter shall be submitted to dispute resolution pursuant to Sections 15 and 16 of this Agreement. Following any such significant change, the movements of such iron substitute tonnage shall be subject to the same ninety percent (90%) requirement as the iron ore, iron ore pellets and coke tonnage.

                    If USS ships less than ninety percent (90%)via WGN, it shall pay WGN liquidated damages of $2.00 NT escalated in accordance with the provisions of Section 12 herein, for each ton less than this minimum percentage within thirty (30) days of receipt of billing for such liquidated damages.

         (g) Mobile River. During each calendar year of the Initial Term of this Agreement, USS shall provide Mobile River not less than ninety percent (90%) of its iron ore, iron ore pellets, and coke unloaded from ocean vessels at Mobile, Alabama for movement to Fairfield Works. For the six (6) month period July 1, 1998 through December 31, 1998, calendar year 1998 shipments will be used to judge performance.

                    If during the Initial Term of this Agreement any significant change occurs to the type of commodity used to source Fairfield Works' iron requirements, then WGN and USS shall meet and in good faith negotiate a rate for any significant iron substitute tonnage received by ocean vessel at Mobile for transshipment to Fairfield Works. If the parties are unable to agree upon a rate, the matter shall be submitted to dispute resolution pursuant to Sections 15 and 16 of this Agreement. Following any such significant change, the movements of such iron substitute tonnage shall be subject to the same ninety percent (90%) requirement as the iron ore, iron ore pellets and coke tonnage.

                    If USS ships less than ninety percent (90%) via Mobile River, it shall pay Mobile River liquidated damages of $.85 NT escalated in accordance with the provisions of Section 12 herein, for each ton less than this minimum percentage within thirty (30) days of receipt of billing for such liquidated damages.

         (h) Bid Terms. From and after the effective date of this Agreement, neither Transtar nor any of the Transtar Units shall be required to indemnify or hold harmless any party to this Agreement as a condition to bidding for, or being awarded the right to provide, transportation or transportation-related services, whether such services are within the scope of any Transportation Services Agreement or otherwise, and the absence of any such indemnity or hold harmless provision in any such bid shall not be taken into consideration to determine the competitiveness of such bid. The intent of this provision is (1) to relieve Transtar and the Transtar Units from the requirement of indemnifying or holding harmless any other party to this Agreement in contracts, agreements, sales and purchase orders for transportation or transportation-related services that are amended or entered into upon and after the effective date of this Agreement and (2) to abolish the requirement that Transtar or the Transtar Units undertake such indemnification or hold harmless obligations in order to be deemed competitive in bidding for, or as a precondition to be awarded the right to provide, such transportation and transportation-related services. In lieu of any such hold harmless and indemnification agreements, Transtar Units shall be obligated to agree to apportion liability pursuant to the terms of that certain Memorandum of Understanding Regarding Financial Responsibility dated December 21, 1998 as such Memorandum may be amended from time to time.

         8. SERVICE LEVELS. During the Initial Term and the Additional Term of this Agreement, Transtar Units shall maintain service levels which are reasonably required to provide service hereunder and in a manner consistent with and competitive with other carriers in the area. The originating rail Transtar Unit shall be responsible for arranging for car supply consistent with the availability of rail cars from other carriers, provided that the Transtar Unit rail carrier may not require USS to utilize Transtar Unit hopper cars for coke shipments in lieu of otherwise available more efficient rail cars. The Transtar Unit shall have car ownership obligations on in-plant and single-line switching and line-haul movements but shall have no car ownership obligations when it functions as a switch carrier on interline freight movements. Any dispute between the parties concerning service levels shall be referred to dispute resolution in accordance with the provisions of Sections 15 and 16 hereof.

         9. MAINTENANCE OF TRANSPORTATION ASSETS. Transtar Units shall maintain in good and serviceable condition those transportation assets used to provide service to USS pursuant to this Agreement, including, but not limited to, way and structures, locomotives, railcars, signaling systems, tugs, barges, rubber tire equipment and transshipment facilities.

                    EJ&E shall acquire sufficient high cube coke racks to protect present Gary Works' in-plant coke movements subject to a maximum expenditure of $20 million. EJ&E shall direct its best efforts to acquire said cars by December 31, 2000 or sooner, if possible.

                    During the remainder of 1998, BLE and USS shall jointly study the issue of fines generation during the rail-lake-rail movement and attempt to identify a mutually agreeable solution. If the parties are unable to agree upon a solution by December 31, 1998, USS shall have the option, at any time thereafter during the Initial Term of this Agreement, upon reasonable notice in writing to BLE, to require BLE to construct a screening facility at Conneaut subject to a maximum expenditure of $2 million.

                    DMIR will replace individual ore cars used to provide services to USS under this Agreement when replacement is necessary. The cost for any DMIR ore cars replaced shall be borne by DMIR without any increase in the transportation rate other than that provided in Section 6(h). DMIR shall not invoke the force majeure provisions of Section 25 because of a failure of the Federal Railroad Administration to grant any waiver authorizing continued use of any of the ore cars now existing.

                    Any dispute between the parties concerning maintenance of transportation assets shall be referred to the dispute resolution procedures in accordance with the provisions of Sections 15 and 16 hereof.

         10. MAINTENANCE OF INTERCHANGES. Transtar Units shall maintain interchanges, gateways and/or terminals operable as of the date of this Agreement which are reasonably required to provide service hereunder. Any dispute between the parties concerning maintenance of interchanges, gateways and/or terminals shall be referred to dispute resolution in accordance with the provisions of Sections 15 and 16 hereof.

         11. AUDIT. Each party shall have the right to audit the other's records insofar as necessary to ensure compliance with all of the terms and conditions of this Agreement. Except as provided in Section 6(i) herein, such audits shall be performed by an internal or external auditor, provided however, that the party being audited shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from the party requesting the audit, except to the extent necessary to resolve any controversy that is pursued in good faith. The first $20,000 of cumulative total audit expense annually incurred for audit services required by either party to be performed by independent auditors shall be shared equally by the parties. Thereafter, such audit expense shall be borne by the party requesting the audit.

         12. LIQUIDATED DAMAGES. The parties acknowledge that in light of the nature of the investments and expenditures to be made by Transtar and the Transtar Units to comply with obligations under this Agreement, the actual damages which will be sustained in the event of a failure of USS to meet its obligations under Sections 7(a), (b), (f) and (g) are uncertain and difficult to ascertain. Accordingly, the parties have agreed to appropriate measures of liquidated damages for each ton below the applicable minimum percentages set forth in Sections 7(a) (pertaining to Clairton coke shipments only),(b), (f) and
(g).

                    Liquidated damages provided in Section 7(b), shall be adjusted annually during the Initial Term of this Agreement, to be effective January 1, 1999 and each January 1 thereafter, up or down by eighty percent (80%) of the amount of the percentage change between the 4th Quarter 1997 Rail Cost Adjustment Factor, unadjusted for productivity ("RCAF-U") of 1.00, as rebased by the STB and published in Ex Parte No. 290 (Sub No. 5) (98-1) Table A decided on or about December 12, 1997 ("Base RCAF-U") and the most recent 4th Quarter RCAF-U published prior to the January 1 effective date of the adjusted liquidated damages and shall never fall below the initial liquidated damages.

                     Liquidated damages provided in Sections 7(f) and 7(g) shall be adjusted annually during the Initial Term of this Agreement to be effective January 1, 1999 and each January 1 thereafter up or down by one hundred percent (100%) of the cumulative percentage change between the October 1997 PPI-U and the most recent PPI-U published immediately prior to the January 1 effective date of the adjusted liquidated damages but shall never fall below the originally established level.

                     If during the Initial Term of this Agreement, USS, for any reason other than force majeure, fails to meet any of its volume commitments set forth in Sections 7(b), (f) and (g) hereof for any given calendar year other than the final calendar year of the Initial Term, USS may, in lieu of paying liquidated damages, make up the deficit volume during the immediately succeeding calendar year by shipping such deficit volume plus an additional 10% of the deficit volume over the Transtar Unit to which the volume commitment was made, in addition to shipping its annual volume commitment for such succeeding year. If any portion of the deficit volume plus an additional 10% of the deficit volume has not been shipped by the end of the immediately succeeding calendar year, USS shall pay the liquidated damages (as then escalated) for such portion no later than thirty (30) days after billing by the

Transtar Unit. It is the intent of the parties that the provisions of the final paragraph of this Section 12 shall not apply to the volume commitment set forth in Subsection 7(a) pertaining to Clairton coke shipments.


         13. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the fullest extent permissible under the laws and public policies to be applied thereto. Accordingly, if any particular portion of this Agreement shall be adjudicated to be void, invalid or unenforceable, this Agreement shall be deemed to be amended to delete herefrom the portion thus adjudicated to be void, invalid, or unenforceable, unless such change alters the purpose and intent of this Agreement, in which case this Agreement shall be null and void.

         14. INEQUITIES. The parties intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement. If any party suffers a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. In the event the parties fail to reach an agreement concerning any alleged gross inequity, the dispute shall be referred to the dispute resolution procedures of Sections 15 and 16 hereof. It is mutually understood and agreed, however, that nothing herein shall be construed to relieve any party of any of its obligations under this Agreement or under any related transportation contract, purchase order or other agreement. The parties further agree that, unless otherwise required by law, no party shall assert or cause to be asserted in any suit, action, proceeding or other adjudication that any of the terms, conditions or provisions of this Agreement are or will be unenforceable, unjust, unreasonable, unreasonably discriminatory, preferential or prejudicial, or otherwise in violation of any provision of any act or statute or any rule, order or regulation thereof.

         15. MEDIATION. At any time prior to the start of sworn testimony in arbitration, provided under Section 16 of this Agreement, a party may submit a dispute arising hereunder to non-binding mediation. The mediator shall be selected by the party submitting the dispute with or without the concurrence of the other party. Neither submission of a dispute to mediation nor conclusion of the mediation process shall be a condition precedent to exercise of the arbitration procedures available to the parties under this Agreement. If a dispute is submitted to mediation:

   1)    the parties shall mediate the dispute in good faith;

   2)    mediation shall occur in Allegheny County, Pennsylvania;

   3) final decision makers for each party on any matter in dispute shall personally attend all mediation sessions;

   4) the mediator shall have complete control of the mediation timing and process, provided, however, that the mediation shall conclude no later than fourteen (14) calendar days from the day of the initial meeting between the mediator and the parties;

   5) all agreements reached in mediation shall be reduced to writing before concluding the mediation process;

   6) the parties may jointly agree to have the mediator make a final and binding decision;

   7)   no discovery will be taken during the mediation process;

   8) the mediation process shall be confidential and each party participating shall have the right to designate any information provided to the mediator as "Confidential and Proprietary."

        16. ARBITRATION. All disputes arising under this Agreement shall be referred to binding arbitration conducted expeditiously in accordance with Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules") by a three person panel of arbitrators, each party choosing one arbitrator and the two arbitrators so chosen selecting a third, neutral arbitrator. The failure or inability of either party to choose an arbitrator or of the arbitrators chosen by the parties to select a third neutral arbitrator shall be resolved in accordance with the CPR Rules. Arbitration shall be conducted at a mutually convenient location in Allegheny County, Pennsylvania or at such other location as the parties may agree. The award in writing signed by any two of the arbitrators shall be final and binding. In order to resolve any disputes hereunder, the arbitrators shall implement the specific rights and obligations set forth in this Agreement while fulfilling the intent stated in Section 4 hereof. Either party shall have the right to seek, and the arbitrators shall determine, declaratory relief of the nature generally set forth in the Uniform Declaratory Judgments Act (as in effect in the Commonwealth of Pennsylvania and as the same may be amended from time to time) including, but not limited to, questions of construction of this Agreement, or a declaration of rights, status or other legal relations hereunder. The arbitrators shall apply the substantive statutory and common law of the Commonwealth of Pennsylvania to the dispute and the evidentiary laws of the Commonwealth of Pennsylvania to the arbitration proceeding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award entered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not award damages in excess of compensatory damages. The costs and expenses of the arbitration (other than attorneys' fees, if any) shall be borne one-half by USS and one-half by the Transtar Unit. The arbitrators shall be permitted to review existing documents or records of any party to the extent that, in the sole discretion of the neutral arbitrator, such documents and/or records are deemed to be relevant and to the extent the parties are permitted by law or by contract to convey such documents or records to the arbitrator. Either party shall have the right to designate any information sought in discovery or provided to the arbitrators at their request as confidential and/or proprietary in which case the neutral arbitrator shall determine whether the information sought shall be disclosed in discovery or, if such information is provided to the arbitrators at their request, shall not convey such information to the other party.

         17. ASSIGNMENT. No party to this Agreement shall assign or transfer this Agreement or any interest herein, other than to the lenders providing financing to Transtar, Inc. (which lenders will act through a single agent) without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the provisions of this Section 17, this Agreement shall inure to the benefit of and be binding upon the successors and assigns to the parties. USS shall not directly or indirectly sell, transfer or otherwise dispose of all or a substantial portion of the assets of any facility served by Transtar Units during the term of this Agreement to any party which intends to operate a facility at that location for the production of steel or steel-related products, unless the purchaser, acquiror or other transferee of such facility assumes, in a writing reasonably satisfactory to Transtar, all of the rights and obligations set forth in this Agreement.

         18. NOTICES. Unless otherwise specified herein, any and all notices under this Agreement shall be in writing and shall be delivered to the party entitled to receive the same: (1) by hand delivery; (2) by registered or certified mail, return receipt requested; (3) by overnight delivery service which provides proof of delivery; or (4) by telecopy, with a duplicate copy sent via first class mail, postage pre-paid addressed as follows:

If to USS:

         USX Corporation-U. S. Steel Group
         600 Grant Street - Room 2382
         Pittsburgh, Pennsylvania 15219-2749
         Attention: Director - Raw Materials Planning,
         Procurement and Distribution
         Phone: 412-433-3620
         Fax:   412-433-3624

         USX Corporation-U. S. Steel Group
         600 Grant Street - Room 460
         Pittsburgh, Pennsylvania 15219-2749
         Attention: General Manager-Distribution and Logistics
         Phone: 412-433-3155
         Fax:   412-433-3085

         USX Corporation-U. S. Steel Group
         600 Grant Street - Room 431
         Pittsburgh, Pennsylvania 15219-2749
         Attention: General Manager-Purchasing
         Phone: 412-433-2460
         Fax:   412-433-2449

   If to a Transtar Unit:

         Transtar, Inc.
         135 Jamison Lane
         Monroeville, Pennsylvania 15146
         Attention: Vice President-Marketing
         Phone: 412-829-3420
         Fax:   412-829-6603

         19. LAW GOVERNING. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania excluding its conflict of laws provision.

         20. NON-OPERATING FACILITIES. During the Initial Term and Additional Term of this Agreement, USS shall not initiate or participate in any activity or discussions adverse to the sole common carrier railroad status of the respective rail Transtar Units at the non-operating facilities identified on Exhibit XI provided, however, that USS shall not be required to forego sale of any such non-operating facility in any instance where the buyer, as a condition of the sale and after discussions with Transtar representatives, refuses to accept a sole serving carrier for the facility. If any potential buyer expresses interest in rail service, USS shall refer such buyer to the appropriate Transtar Unit. During such term, the respective Transtar Units shall not take any action to abandon their common carrier obligation to provide rail service at any of the facilities identified on Exhibit XI unless they have obtained the prior written consent of USS.

         21. RELATIONSHIP OF PARTIES. The relationship between USS and Transtar Units under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership, or any relationship other than that specified.

         22. INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES. In no event shall a party be liable for any indirect, special or consequential damages as a result of a breach of any provision of this Agreement.

         23. ENTIRETY OF AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, or alteration of this Agreement shall be effective unless reduced to writing and signed by the parties. Waiver of any breach of the Agreement by a party shall not be construed as a waiver of any other breach.

         24. MUTUAL RELEASE. The parties fully release and discharge each other from all claims, known and unknown, arising under the 1988 Agreement which any party may have against any other party to this Agreement. This provision is not intended to apply to personal injury or property damage claims that either party may have against the other.

         25. FORCE MAJEURE. The parties understand that performance by a party may be interrupted or delayed by an occurrence outside of its control, including but not limited to the following: an act of God, war, riot, sovereign conduct, equipment failure, strikes, lockouts, conduct of third parties, or other similar causes beyond the reasonable control of the parties. If that should occur, such party shall be excused from performance for as long as it is reasonably necessary to cure the Force Majeure condition. In case of any dispute as to the reasonableness of a resulting delay in performance, the parties shall submit the matter to dispute resolution in accordance with the procedures set forth in Sections 15 and 16.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                               USX CORPORATION - U. S. STEEL GROUP


                               By    /s/ Paul J. Wilhelm
                                 ------------------------------------
                               Title: President



                               TRANSTAR, INC.


                               By     /s/Robert S. Rosati
                                 ------------------------------------
                               Title: President